Exhibit 10.10

eASIC Corporation

2585 Augustine Drive

Santa Clara, CA 95054

Tel: (408) 855-9200

Fax: (408) 855-9201

www.easic.com

April 28, 2014

Richard J. Deranleau

Dear Richard:

eASIC Corporation (“eASIC” or the “Company”) is pleased to formally offer you a full time position as Chief Financial Officer of the Company. You will report to me, and you will be responsible for duties commensurate with this position, provided that the Company may change your position and duties from time to time in its discretion. Throughout the term of your employment, you will devote on a full time basis such business time and energies to the business and affairs of the Company as needed to carry out your duties and responsibilities. Your office will be in our corporate headquarters facility in Santa Clara, California.

Compensation:

Your annual base salary will be $245,000 less payroll deductions and all required withholdings.

You are eligible to receive additional cash compensation (the “2014 Management Bonus Plan”) based on metrics tied to the Company’s overall performance as determined by the Board. The target bonus compensation you may receive under the 2014 Management Bonus Plan shall be 40% of your base salary. Your 2014 bonus opportunity will be pro-rated based on the number of days in which you are employed with eASIC in 2014. You must remain employed through the bonus payment dates in order to earn such bonus and for such bonuses in subsequent years, and your bonuses are not guaranteed. Notwithstanding the foregoing, your 40% bonus will be guaranteed solely from the period of your start date through 3 months following the lock-up expiration of an initial public offering of the Company’s stock or the closing of the sale of the majority or greater of the Company’s stock, whichever is earlier. During this period, your bonus will be paid on a quarterly basis in arrears and your first payment will be pro rated based on the number of days in which you are employed with eASIC during that quarter.

You are also eligible to participate in the Company’s health benefits, vacation and holiday pay, and other employee benefits, in accordance with the Company’s employee policies as developed, adopted and modified from time to time. The Company reserves the right to modify or cancel such benefits at any time.

Start Date:

Your starting date is: June 30, 2014 (R. Deranleau)

Common Stock Shares

In connection with your employment with the Company, the Company will recommend that the Board of Directors grant you an option to purchase an amount of shares of the Company’s common stock equal to one percent (1%) of the fully diluted number of shares outstanding immediately prior to the issuance of this grant (“Shares”). Twenty-five percent of the Shares shall vest upon your completion of one year of continuous service from your start date, and the remaining shares shall vest each month of continuous service thereafter over the next three years, provided however, that the Shares shall be, in the event of a change of control of the Company through the sale of a majority of the Company’s stock, subject to acceleration based on the double trigger acceleration provisions. The options shall have an exercise purchase price equal to the fair market value on the date of such grant as determined by the Company’s Board of Directors. The options will be incentive stock options to the maximum extent allowed by applicable law and will be subject to the terms of the Company’s ’s 2010 Equity Incentive Plan and related documents.

Confidentiality Agreement

As an eASIC employee, you will be expected to abide by Company rules and regulations and sign and comply with the Company’s standard Proprietary Information and Invention Agreement (the “PIIA”), attached as Exhibit A. This letter, the PIIA, the Company policy for all employees, and your Stock Option Agreement between you and eASIC, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. As required by law, this offer is subject to satisfactory proof of your right to work in the United States. This letter may not be modified or amended, except by a written agreement, signed by the Company and you.

At Will Employment

You should be aware that your employment with eASIC is for no specified period and constitutes “at will” employment. As a result, you are free to resign at any time, for any reason or for no reason, simply by notifying the Company. Similarly, eASIC is free to conclude its employment relationship with you at any time for any reason, with or without cause. This at-will employment relationship cannot be changed except in a writing signed by a Company officer.

Dispute Resolution

You and the Company agree that any dispute between you (including any claims you may have against any officer, director, or employee of the Company or any subsidiary thereof), including without limitation any dispute arising directly or indirectly out of termination of the employment relationship created hereunder, shall be resolved under the Company dispute Resolution Procedure where Binding Arbitration shall be the exclusive final remedy for dispute between the parties to be held in Santa Clara County, California in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association.

The aforementioned are the terms and conditions of your employment and any other representation which may have been made to you are superseded by this offer. If the above terms and conditions are in accordance with your understanding, please sign this letter where indicated below and return it to me. This offer, if not accepted, will expire on May 7, 2014. Your employment is contingent upon your providing the Company with the legally required proof of your identity and legal right to work in the United States. It is mandatory that you bring with you your documents on your first day of work at eASIC.

Richard, all of us at eASIC look forward to having you join us. I am confident that your contribution will be an asset in our success through our next phase as a fast-growth technology leader. If you have any questions about this letter or your offer, please do not hesitate to contact me.

Sincerely,

By:	/s/ Ronnie Vasishta
Ronnie Vasishta, CEO

This offer of employment is expressly conditioned upon, and shall not be effective in the absence of your agreement and acceptance.

I agree to and accept this offer of employment with eASIC Corporation.

/s/ Richard Deranleau
Richard J. Deranleau

5/5/14
Date

EXHIBIT A

eASIC Proprietary Information and Invention Agreement

EMPLOYEE CONFIDENTIALITY AND INVENTIONS ASSIGNMENT AGREEMENT

In consideration of my employment or continued employment by eASIC Corporation (“Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.	CONFIDENTIALITY.

1.1 Nondisclosure; Recognition of Company’s Rights. At all times during my employment and thereafter, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company’s Confidential Information (defined below), except as such use is required in connection with my work for Company, or unless the Chief Executive Officer (the “CEO”) of Company expressly authorizes in writing such disclosure or publication. I will obtain the CEO’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to my work at Company and/or incorporates any Confidential Information. I hereby assign to Company any rights I have or acquire in any and all Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Company and its assigns.

1.2 Confidential Information. The term “Confidential Information” shall mean any and all confidential knowledge, data or information related to Company’s business or its actual or demonstrably anticipated research or development, including without limitation (a) trade secrets, inventions, ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques; (b) information regarding products, plans for research and development, marketing and business plans, budgets, financial statements, contracts, prices, suppliers, and customers; (c) information regarding the skills and compensation of Company’s employees, contractors, and any other service providers of Company; and (d) the existence of any business discussions, negotiations, or agreements between Company and any third party.

1.3 Third Party Information. I understand, in addition, that Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in strict confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, except in connection with my work for Company, Third Party

Information, unless expressly authorized by an officer of Company in writing.

1.4 No Improper Use of Information of Prior Employers and Others. I represent that my employment by Company does not and will not breach any agreement with any former employer, including any noncompete agreement or any agreement to keep in confidence information acquired by me in confidence or trust prior to my employment by Company. I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict herewith. During my employment by Company, I will not improperly use or disclose any confidential information or trade secrets of any former employer or other third party to whom I have an obligation of confidentiality, and I will not bring onto the premises of Company or use any unpublished documents or any property belonging to any former employer or other third party to whom I have an obligation of confidentiality, unless consented to in writing by that former employer or person. I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by Company.

2.	INVENTIONS.

2.1 Inventions and Intellectual Property Rights. As used in this Agreement, the term “Invention” means any ideas, concepts, information, materials, processes, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, other copyrightable works, and techniques and all Intellectual Property Rights therein. The term “Intellectual Property Rights” means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country.

2.2 Prior Inventions. I agree that I will not incorporate, or permit to be incorporated, Prior Inventions (defined below) in any Company Inventions (defined below) without Company’s prior written consent. In addition, I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU GPL or LGPL or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company. I have disclosed on Exhibit A a complete list of all Inventions that I have, or I have caused to be, alone or jointly with others, conceived, developed, or reduced to practice prior to the commencement of my employment by Company, in which I have an ownership interest or which I have a license to use, and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If no Prior Inventions are listed in Exhibit A, I warrant that there are no Prior Inventions. If, in the course of my employment with Company, I incorporate a Prior Invention into a Company process, machine or other work, I hereby grant Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention.

2.3 Assignment of Company Inventions. Subject to the section titled “Government or Third Party” and except for Inventions that I can prove qualify fully under the provisions of California Labor Code section 2870 and I have set forth in Exhibit A, I hereby assign and agree to assign in the future (when any such Inventions or Intellectual Property Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company. Inventions assigned to Company or to a third party as directed by Company pursuant to the section titled “Government or Third Party” are referred to in this Agreement as “Company Inventions.”

2.4 Obligation to Keep Company Informed. During the period of my employment and for one (1) year thereafter, I will promptly and fully disclose to Company in writing (a) all Inventions authored, conceived, or reduced to practice by me, either alone or with others, including any that might be covered under California Labor Code section 2870, and (b) all patent applications filed by me or in which I am named as an inventor or co-inventor.

2.5 Government or Third Party. I also agree to assign all my right, title, and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by Company.

2.6 Enforcement of Intellectual Property Rights and Assistance. During the period of my employment and thereafter, I will assist Company in every proper way to obtain and enforce United States and foreign Intellectual Property Rights relating to Company Inventions in all countries. In the event Company is unable to secure my signature on any document needed in connection with such purposes, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act on my behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by me.

3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Inventions made by me during the period of my employment by Company, which records shall be available to, and remain the sole property of, Company at all times.

4. ADDITIONAL ACTIVITIES. I agree that (a) during the term of my employment by Company, I will not, without Company’s express written consent, engage in any employment or business activity that is competitive with, or would otherwise conflict with my employment by, Company, and (b) for the period of my employment by Company and for one (l) year thereafter, I will not, either directly or indirectly, solicit or attempt to solicit any employee, independent contractor, or consultant of Company to terminate his, her or its relationship with Company in order to become an employee, consultant, or independent contractor to or for any other person or entity.

5. RETURN OF COMPANY PROPERTY. Upon termination of my employment or upon Company’s request at any other time, I will deliver to Company all of Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Confidential Information of Company and certify in writing that I have fully complied with the foregoing obligation. I agree that I will not copy, delete, or alter any information contained upon my

Company computer before I return it to Company. I further agree that any property situated on Company’s premises and owned by Company is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with Company in attending an exit interview and completing and signing Company’s termination statement.

6. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement, by Company’s providing a copy of this Agreement or otherwise.

7.	GENERAL PROVISIONS.

7.1 Arbitration and Equitable Relief. I agree that any dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance or breach of this agreement, shall be settled by arbitration to be held in Santa Clara county, California, in accordance with the employment dispute resolution rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The company shall bear all arbitration fees in excess of what I would have had to pay if the dispute was resolved in court; provided, however, that the company and I will each be responsible for separately paying our own attorney fees and costs.

This arbitration clause constitutes a waiver of both my right, and the company’s right to a jury trial and relates to the resolution of all disputes relating to all aspects of the employer/employee relationship, including, but not limited to, the following claims:

(i) any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of the covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; and defamation;

(ii) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991,

the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the California Fair Employment and Housing Act, and Labor Code Section 201, et seq.;

(iii) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination.

I agree that it would be impossible or inadequate to measure and calculate the company’s damages from any breach of the covenants set forth in sections 1, 2, and 5 herein. Accordingly, I agree that if I breach any of such sections, the company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this agreement. I further agree that no bond or other security shall be required in obtaining such equitable relief and hereby consent to the issuance of such injunction and to the ordering of specific performance.

I understand that each party’s promise to resolve claims by arbitration in accordance with the provisions of this agreement, rather than through the courts, is consideration for other party’s like promise. I further understand that I am offered employment in consideration of my promise to arbitrate claims.

7.2 Governing Law and Venue. This Agreement and any action related thereto will be governed, controlled, interpreted, and defined by and under the laws of the State of California, without giving effect to any conflicts of laws principles that require the application of the law of a different state. I hereby expressly consent to the personal jurisdiction and venue in the state and federal courts for the county in which Company’s principal place of business is located for any lawsuit filed there against me by Company arising from or related to this Agreement.

7.3 Severability. If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will be unimpaired and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

7.4 Survival. This Agreement shall survive the termination of my employment and the assignment of this Agreement by Company to any successor-in-interest or other assignee and be binding upon my heirs and legal representatives.

7.5 Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by Company, nor shall it interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause and with or without advance notice.

7.6 Notices. Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized express mail service. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, any such notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, any such notice shall be considered to have been given on the delivery date reflected by the courier or express mail service receipt. Each party may change its address for receipt of notice by giving notice of such change to the other party.

7.7 Injunctive Relief. I acknowledge that, because my services are personal and unique and because I will have access to the Confidential Information of Company, any breach of this Agreement by me would cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, will entitle Company to injunctive relief

(including specific performance). The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.

7.8 Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

7.9 Export. I agree not to export, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, to countries outside the United States, because such export could be in violation of the United States export laws or regulations.

7.10 Entire Agreement. The obligations pursuant to sections of this Agreement titled “Confidentiality” and “Inventions” shall apply to any time during which I was previously employed, or am in the future employed, by Company as an independent contractor if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matters hereof and supersedes and merges all prior communications between us with respect to such matters. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by me and the CEO of Company. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with Company.

EMPLOYEE: I ACKNOWLEDGE THAT I HAVE READ AND UNDERSTAND THIS AGREEMENT AND HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS IT WITH INDEPENDENT LEGAL COUNSEL.		EASIC CORPORATION: ACCEPTED AND AGREED:

/s/ Richard Deranleau		/s/ Ronnie Vasishta
(Signature)		(Signature)

By:	Richard Deranleau	By:	Ronnie Vasishta

Date:	5/5/14	Title:	CEO

Address:		Date:	May 5th 2014

		Address:	2585 Augustine Drive, Suite 100

Santa Clara, CA 95054

EXHIBIT A

INVENTIONS

1.	Prior Inventions Disclosure. The following is a complete list of all Prior Inventions:

☒	None

☐	See immediately below:

2.	Limited Exclusion Notification.

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any Invention that you develop entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either:

a. Relate at the time of conception or reduction to practice to Company’s business, or actual or demonstrably anticipated research or development; or

b. Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an Invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.

A-1